                                                                     EXHIBIT 4.4

                         ____% Senior Preferred Shares
                   (Liquidation Preference $50.00 Per Share)

                             ARTICLES SUPPLEMENTARY

                          CROWN AMERICAN REALTY TRUST


                          ---------------------------


              Articles Supplementary Classifying and Designating a
                         Series of Preferred Shares as
                         ____% Senior Preferred Shares
                          and Fixing Distribution and
                  Other Preferences and Rights of Such Series


                          ---------------------------

                        Dated as of June ___, 1997

                          CROWN AMERICAN REALTY TRUST

                                  -----------

              Articles Supplementary Classifying and Designating a
                         Series of Preferred Shares as
                         _____% Senior Preferred Shares
                          and Fixing Distribution and
                  Other Preferences and Rights of Such Series

                                  -----------

                  Crown American Realty Trust, a Maryland real estate trust, having its principal office in the Commonwealth of Pennsylvania in the City of Pittsburgh ("Crown"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  Pursuant to authority conferred upon the Board of Trustees by the Second Amended and Restated Declaration of Trust (the "Declaration"), and bylaws of Crown (the "Bylaws"), the board of trustees of Crown (the "Board of Trustees") adopted resolutions authorizing the creation and issuance of up to ________ shares, with a liquidation preference of $50.00 per share, of ____% Senior Preferred Shares (the "Senior Preferred Shares") and adopted resolutions granting the Board of Trustees with full power and authority, subject to the foregoing resolution, to determine the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of such series. Such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, number of shares and dividend rate, as determined by such duly authorized committee are as follows:

                  Section 1 Number of Shares and Designation.

                  This series of Senior Preferred Shares shall be designated as _____% Senior Preferred Shares and the number of shares which shall constitute such series shall not be more than____________ shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

                  Section 2 Dividend Rights.

                  (a) Subject to the preferential rights of any other series of shares ranking senior as to dividends to the Senior Preferred Shares and to the provisions of the Declaration relating to rights of holders of Excess Shares (as defined in the Declaration), the record holders of Senior Preferred Shares shall be entitled to receive dividends, when and as declared by the Board of Trustees of Crown out of funds legally available for payment of dividends. Such dividends shall be payable by Crown in cash at the rate of $_______ per annum per share.

                  (b) Dividends on Senior Preferred Shares shall accrue and be cumulative from the date of issuance of the Senior Preferred Shares. Dividends shall be payable quarterly in arrears when and as declared by the Board of Trustees in March, June, September and December of each year (on the same dates as dividends are paid on Crown's common shares, par value $.01 per share (the "Common Shares")) (each, a "Preferred Dividend Payment Date"), commencing in ___________ 1997. If any Preferred Dividend Payment Date occurs on a day that is not a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Pittsburgh are authorized or required by law, regulation or executive order to close (a "Business Day"), any accrued dividends otherwise payable on such Preferred Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Senior Preferred Shares for each full quarterly period from, and including, any Preferred Dividend Payment Date to, but not including, the next Preferred Dividend Payment Date (the "Dividend Period") shall be computed by dividing by four (4) the annual dividend rate set forth in Section 2(a). Dividends payable in respect of any Dividend Period (other than the initial Dividend Period) which is less than a full Dividend Period in length will be computed from the immediately preceding Dividend Payment Date to, but not including, the date on which dividends are paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Senior Preferred Shares as their names shall appear on the share transfer records of Crown at the close of business on the record date, which will be the first day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Trustees for the payment of dividends that is no more than thirty (30) nor less than ten
         (10) days prior to such Preferred Dividend Payment Date (each, a "Record Date"). Dividends in respect of any past Dividend Period that is in arrears may be declared and paid at any time to holders of record on the Record Date for such payment. Any dividend payment made on Senior Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Shares which may be in arrears.

                  (c) Notwithstanding anything contained herein to the contrary, no dividends on Senior Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by Crown at such time as, and to the extent that, the terms and provisions of any agreement of Crown, including any agreement relating to its indebtedness, or any provisions of the Declaration relating to any series of preferred shares, par value $.01 per share, of Crown (the "Preferred Shares") ranking senior to the Senior Preferred Shares, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (d) If any Senior Preferred Shares are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of capital shares of Crown ranking junior to or on a parity with the Senior Preferred Shares as to dividends for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Shares for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Senior Preferred Shares and any series of Preferred Shares ranking on a parity as to dividends with the Senior Preferred Shares, all dividends declared upon the Senior Preferred Shares and any other such series of Preferred Shares ranking on a parity as to dividends with the Senior Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Senior Preferred Shares and such other series of Preferred Shares bear to each other.

                  (e) Except as provided in Section 2(d), unless full cumulative dividends on the Senior Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable in Common Shares or other capital shares of Crown ranking junior to the Senior Preferred Shares as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon any series of capital shares of Crown ranking junior to or on a parity with the Senior Preferred Shares as to dividends nor, subject to Crown's right to purchase Excess Shares as set forth in the Declaration, shall shares of any series of capital shares of Crown ranking junior to or on a parity with the Senior Preferred Shares upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any series of capital shares of Crown ranking junior to or on a parity with the Senior Preferred Shares) by Crown (except by conversion into or exchange for other capital shares of Crown ranking junior to the Senior Preferred Shares as to dividends and upon liquidation, dissolution and winding up).

                  (f) Notwithstanding anything contained herein to the contrary, dividends on the Senior Preferred Shares, if not paid on a Preferred Dividend Payment Date, will accrue whether or not dividends are declared for such Preferred Dividend Payment Date, whether or not Crown has earnings and whether or not there are funds legally available for the payment of such dividends. Any dividend payment made on shares of Senior Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such Senior Preferred Shares which remains payable.

                  Section 3 Distribution Upon Liquidation, Dissolution or Winding Up.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Crown, subject to the prior preferences and other rights of any series of capital shares of Crown ranking senior to the Senior Preferred Shares upon liquidation, dissolution or winding up, but before any distribution or payment shall be made to the holders of capital shares of Crown ranking junior to the Senior Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up of Crown, the holders of Senior Preferred Shares shall be entitled to receive out of the assets of Crown legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees of Crown in the amount of $50.00 per share, plus an amount equal to any accrued or unpaid dividends on any such Senior Preferred Shares to the date of liquidation (the "Liquidation Preference"). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Senior Preferred Shares will have no right or claim to any of the remaining assets of Crown and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of Crown.

                  (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or other winding up, the legally available assets of Crown are insufficient to pay the amount of the Liquidation Preference per share and the corresponding amounts payable on all capital shares of Crown ranking on a parity with the Senior Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Senior Preferred Shares and all such other capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (c) Neither the consolidation or merger of Crown into or with another company or any other entity nor the sale, lease, transfer or conveyance of all or substantially all of the assets of Crown to another company or any other entity shall be deemed to constitute a liquidation, dissolution or winding up of the affairs of Crown within the meaning of this Section 3.

                  Section 4 Redemption by Crown.

                  (a) The Senior Preferred Shares will not be redeemable prior to ___________, 2002, except under certain limited circumstances to preserve Crown's status as a REIT. See "Restrictions on Transfer."
         The Senior Preferred Shares may be redeemed, in whole or from time to time in part, at any time on and after _____________ , 2002 at the option of Crown at the price of $________ per share (the
         "Preferred Redemption Price"), plus all accrued and unpaid dividends thereon to the Preferred Redemption Date (defined below), except as may be provided below, without interest.

                  (b) Each date fixed for redemption pursuant to Section 4(d) below is called a "Preferred Redemption Date." If the Preferred Redemption Date is after a Record Date and before the related Preferred Dividend Payment Date, the dividend payable on such Preferred Dividend Payment Date shall be paid to the holder in whose name the Senior Preferred Shares to be redeemed is registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Preferred Dividend Payment Date or Crown's default in the payment of the dividend due.

                  (c) In case of redemption of less than all shares of Senior Preferred Shares at the time outstanding, the shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by Crown, to the extent practicable, that will not result in a violation of the Ownership Limit (as defined in the Declaration).

                  (d) Notice of any redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Preferred Redemption Date. A similar notice will be mailed by Crown, postage prepaid, not less than 30 nor more than 60 days prior to the Preferred Redemption Date, addressed to the respective holders of record of the Senior Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of Crown. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Senior Preferred Shares except as to the holder to whom Crown has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Senior Preferred Shares may be listed or admitted to trading, such notice shall state:
         (i) the Preferred Redemption Date; (ii) the Preferred Redemption Price; (iii) the aggregate number of Senior Preferred Shares to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Preferred Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Preferred Redemption Date.

                  (e) If notice has been mailed in accordance with Section 4(d) above and provided that on or before the Preferred Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by Crown, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Preferred Redemption Date, dividends on the shares of the Senior Preferred Shares so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of Senior Preferred Shares, and all rights of the holders thereof as shareholders of Crown (except the right to receive from Crown the Preferred Redemption Price) shall cease. Notwithstanding the foregoing, upon Crown's default in the payment of the dividend due, the holders of Senior Preferred Shares at the close of business on any Record Date will be entitled to receive the dividend payable with respect to such Senior Preferred Shares on the corresponding Preferred Dividend Payment Date, although such Senior Preferred Shares shall have been redeemed between such Record Date and such corresponding Preferred Dividend Payment Date. Upon surrender, in accordance with the redemption notice, of the certificates for any Senior Preferred Shares so redeemed (properly endorsed or assigned for transfer, if Crown shall so require and the notice shall so state), such shares shall be redeemed by Crown at the Preferred Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (f) No Senior Preferred Shares may be redeemed except with funds legally available for the payment of the Preferred Redemption Price.

                  (g) Unless full cumulative dividends on all Senior Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Senior Preferred Shares shall be redeemed unless all outstanding Senior Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Senior Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Senior Preferred Shares; and, unless full cumulative dividends on all outstanding shares of Senior Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, Crown shall not purchase or otherwise acquire directly or indirectly, through a subsidiary or otherwise, any Senior Preferred Shares.

                  (h) All Senior Preferred Shares redeemed pursuant to this
         Section 4 shall be retired and shall be restored to the status of authorized and unissued Preferred Shares, without designation as to series, and subject to the applicable limitations set forth herein may thereafter be reissued as any series of Preferred Shares.

                  (i) The Senior Preferred Shares have no stated maturity and will not be subject to any sinking fund.

                  Section 5 Voting Rights.

                  (a) The holders of record of Senior Preferred Shares shall not be entitled to any voting rights except as hereinafter provided in this Section 5 or as otherwise provided by law. Crown shall not (i) without the affirmative vote or consent of the holders of at least a majority of the Senior Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Senior Preferred Shares voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Senior Preferred Shares as to dividends or upon liquidation, dissolution or winding up or reclassify any authorized capital shares of Crown into any such senior shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital shares; or (ii) without the affirmative vote or consent of at least two-thirds of the Senior Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Senior Preferred Shares voting separately or as a class), amend, alter or repeal the provisions of the Declaration (including these Articles Supplementary), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized Senior Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Senior Preferred Shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (b) Whenever dividends on any Shares have been in arrears for six or more quarterly periods (regardless of whether such periods are consecutive), the holders of such Senior Preferred Shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with Senior Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional trustees of Crown at a special meeting called by the holders of record of at least 10% of the Senior
         Preferred Shares and such other preferred shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders), or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Senior Preferred Shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Trustees will be increased by two trustees. Each of such two trustees will be elected to serve until the earlier of (i) the election and qualification of such trustee's successor or (ii) payment of the dividend arrearage for the Senior Preferred Shares. Such right of the holders of Senior Preferred Shares to elect trustees may be exercised until all dividends to which the holders of Senior Preferred Shares shall have been entitled for all previous Dividend Periods and the current Dividend Period shall have been paid in full or declared and a sum of money sufficient for the payment thereof set aside for payment, at which time the right of the holders of Senior Preferred Shares to elect such number of trustees shall cease, the term of such trustees previously elected shall thereupon terminate, and the authorized number of trustees of Crown shall thereupon return to the number of authorized trustees otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults and subject to the rights of any other series of Preferred Shares to vote for the election of trustees, together with the Senior Preferred Shares, as described in
         Section 5(e) that shall not have then expired.

                  (c) At any time when the voting right described under Section 5(b) shall become exercisable in the holders of Senior Preferred Shares and if such right shall not already have been initially exercised, a proper officer of Crown shall, upon the written request of holders of record of at least ten percent (10%) of Senior Preferred Shares, and of any other series of Preferred Shares entitled to vote on such matter as described in Section 5(e), then outstanding, addressed to the Secretary of Crown, call a special meeting of holders of Senior Preferred Shares. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of Crown or, if none, at a place designated by the Secretary of Crown. If such meeting shall not be called by the proper officers of Crown within thirty (30) days after the personal service of such written request upon the Secretary of Crown, or within thirty
         (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of Crown at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least ten percent (10%) of Senior Preferred Shares, and of other Preferred Shares entitled to vote on such matter as described in Section 5(e), then outstanding may designate in writing a holder of Senior Preferred Shares or such other Preferred Shares to call such meeting at the expense of Crown, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the place of holding annual meetings of Crown or, if none, at a place designated by such holder. Any holder of Senior Preferred Shares that would be entitled to vote at such meeting shall have access to the share books of Crown for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this Section 5(c). Notwithstanding the provisions of this Section 5(c), however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of shareholders.

                  (d) If any trustee so elected by the holders of Senior Preferred Shares shall cease to serve as a trustee before such trustee's term shall expire, the holders of Senior Preferred Shares (and any other series of Preferred Shares, if any, entitled to vote on such matter, as described in Section 5(e)) then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place shall be vacant.

                  (e) If, at any time when the holders of Senior Preferred Shares are entitled to elect trustees pursuant to the provisions of Sections 5(c) & (b) above, the holders of any one or more additional series of Preferred Shares are entitled to elect trustees by reason of any default or event specified in the Declaration (or any articles supplementary thereto), as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Senior Preferred Shares and of all such other series then entitled so to vote, voting as a class, shall elect such trustees. If the holders of any such other series have elected such trustees prior to the happening of the default or event permitting the holders of Senior Preferred Shares to elect trustees, or prior to a written request for the holding of a special meeting being received by the Secretary of Crown as elsewhere required in Section 5(c) above, then a new election shall be held with all such other series of Preferred Shares and the Senior Preferred Shares voting together as a single class for such trustees, resulting in the termination of the term of such previously elected trustees upon the election of such new trustees. If the holders of any such other series are entitled to elect in excess of two trustees, the Senior Preferred Shares shall not participate in the election of more than two such trustees, and those trustees whose terms first expire shall be deemed to be the trustees elected by the holders of Senior Preferred Shares; provided that, if at the expiration of such terms, the holders of Senior Preferred Shares are entitled to vote in the election of trustees pursuant to the provisions of this Section 5, then the Secretary of Crown shall call a meeting (which meeting may be the annual meeting or special meeting of shareholders referred to in Section 5(c) above) of holders of Senior Preferred Shares for the purpose of electing replacement trustees (in accordance with the provisions of this Section 5) to be held at or prior to the time of expiration of the expiring terms referred to above.

                  (f) Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Senior Preferred Shares shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  Section 6 Ranking.

                  The Senior Preferred Shares shall, with respect to dividend rights and distributions upon liquidation, dissolution and winding up, rank (i) senior to the Common Shares, any Excess Shares (except as provided in the last sentence of this Section 6) and all other capital shares issued from time to time by Crown the terms of which specifically provide that the capital shares of such series rank junior to the Senior Preferred Shares with respect to dividend rights or distributions upon liquidation, dissolution or winding up of Crown; (ii) on a parity with the shares of all other capital shares issued by Crown the terms of which specifically provide that the shares rank on a parity with the Senior Preferred Shares with respect to dividends and distributions upon liquidation, dissolution or winding up of Crown or make no specific provisions as to their ranking; and (iii) junior to all other capital shares issued by Crown the terms of which specifically provide that the shares rank senior to the Senior Preferred Shares with respect to dividends and distributions upon liquidation, dissolution or winding up of Crown (the issuance of which must have been approved by a vote of at least a majority of the outstanding Senior Preferred Shares). The Senior Preferred Shares ranks on a parity with the Senior Preferred Shares that are Excess Shares with respect to distributions upon liquidation, dissolution or winding up.

                  Section 7 Restrictions on Transfer

                  (a) For Crown to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), it cannot be "closely held"; that is, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain percentages of Crown's gross income must be derived from particular activities.

                  (b) The Declaration contains a number of provisions which restrict the ownership and transfer of shares of beneficial interest and which are designed to safeguard Crown against an inadvertent loss of real estate investment trust status. These include ownership restrictions ("Ownership Restrictions") that restrict, with certain exceptions, common shareholders from owning, under the applicable attribution rules of the Code, more than 7.5% of the outstanding Common Shares and preferred shareholders from owning more than 9.8% of the outstanding Preferred Shares.

                  (c) The Ownership Restrictions will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration. Amendments to the Declaration require the affirmative vote of holders owning a majority of the shares then outstanding and entitled to vote thereon, except as expressly provided in the Declaration. In addition to preserving Crown's status as a REIT, the Ownership Restrictions may have the effect of precluding an acquisition of control of Crown without the approval of the Board of Trustees.

                  (d) The trustees of Crown may waive the Ownership Restrictions if evidence satisfactory to the trustees and Crown's tax counsel is presented showing that such waiver will not jeopardize Crown's status as a REIT under the Code. As a condition of such waiver, the trustees of Crown may require that an intended transferee give written notice to Crown, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees and/or an undertaking from the applicant with respect to preserving the real estate investment trust status of Crown. Any transfer of shares or any security convertible into shares that would (i) create a direct or indirect ownership of shares in excess of the ownership limit, (ii) result in the shares being owned by fewer than 100 persons or (iii) result in Crown being "closely held" within the meaning of Section 856(h) of the Code, will be void with respect to the intended transferee and will be exchanged for an equal number of Excess Shares (as defined in the Declaration). Under the Declaration, Excess Shares shall be deemed to have been transferred to Crown, as trustee of a separate trust (the "Special Trust"), for the exclusive benefit of the person or persons to whom the interest in the Special Trust can ultimately be transferred.

                  (e) Excess Shares are not transferable. The purported transferee of any shares (including the Senior Preferred Shares) that are exchanged for Excess Shares may designate a transferee of the interest in the Special Trust if the Excess Shares held in the Special Trust and represented by such Special Trust interest to be transferred would not be Excess Shares in the hands of the designated transferee at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, the market price at the time of the original attempted transfer) at which point such Excess Shares will automatically be exchanged for the shares to which the Excess Shares are attributable. In addition, Excess Shares are subject to purchase by Crown at a purchase price equal to the lesser of: (i) the price paid for the shares by the intended transferee (or, if no consideration was paid, the market price of the shares the attempted transfer of which resulted in Excess Shares, measured on the date of the transfer); or (ii) the market price of the shares the attempted transfer of which resulted in Excess Shares measured on the date on which Crown elects to purchase the Excess Shares. "Market Price" means the last reported sales price reported on the NYSE of shares of the relevant class on the trading day immediately preceding the relevant date, or if the shares of the relevant class are not then traded on the NYSE, the last reported sales price of shares of the relevant class on the trading date immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any exchange or quotation system, then the market price of the shares of the relevant class on the relevant date as determined in good faith by the board of trustees of the Special Trust.

                  (f) From and after the intended transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the Excess Shares except the right to payment of the purchase price for the shares (including the Senior Preferred Shares). Any dividend or distribution paid to a purported transferee on Excess Shares prior to the discovery by Crown that the shares have been transferred in violation of the Declaration shall be repaid to Crown upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of Crown, to have acted as an agent on behalf of Crown in acquiring the Excess Shares and to hold the Excess Shares on behalf of Crown. All certificates representing shares (including the Senior Preferred Shares) will bear a legend referring to the restrictions described above.

                  (g) All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

                  (h) All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 7.5% of the value of any class of outstanding shares of beneficial interest must file an affidavit with Crown containing the information specified in the Declaration by January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Crown in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                  (i) The transfer agent and registrar for the Shares is American Stock Transfer and Trust Company. The Senior Preferred Shares will be, when issued, duly authorized, fully paid and nonassessable and will have no preemptive rights.

                  IN WITNESS WHEREOF, Crown has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board of Trustees and Chief Executive Officer and attested to by its Secretary on this ______ day of __________, 1997 and its said Chairman of the Board of Trustees and Chief Executive Officer acknowledges under the penalties of perjury that these Articles Supplementary are the corporate act of Crown and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                                      CROWN AMERICAN REALTY TRUST

                                      By:_______________________________________

                                      Name:  Frank J. Pasquerilla
                                      Title: Chairman of the Board of Trustees
                                             and Chief Executive Officer


Attest:


By:_______________________________
   Name:__________________________
   Title: Secretary